Exhibit 99



News Release
Urban Television Network Corporation
2707 South Cooper,  Suite 119
Arlington, Texas   76015


                              FOR IMMEDIATE RELEASE
                                  (817) 303-7449



      Carl Olivieri Resigns as Executive Vice President and Director of
      Urban Television Network Corporation Board
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Fort  Worth,  Texas,  November 3, 2006:  Urban  Television  Network  Corporation
announced that on October 27, 2006 Carl Olivieri resigned as Executive Vice President and as a director of Urban Television Network Corporation.

In submitting his resignation, Mr. Olivieri said "It has been an honor and a privilege to work with each and every one of you and I wish all the best in the future.

Commenting on Mr. Olivieri's resignation, Jacob Miles CEO of Urban said: "Mr. Olivieri has been a valued and highly effective officer and director, providing strong counsel and leadership. We regret his decision to resign as an officer and director, but we thank him for his outstanding service to our company and wish him well in his future endeavors."

About Urban Television Network Corporation:
Fort Worth, Texas based Urban Television Network Corporation is the nation's first and only minority certified television network composed of broadcast television station affiliates across the country. Programming provided by the network via satellite transmission is specifically targeted to America's urban market comprised of African Americans, English-speaking Hispanics and other Urban American consumers. For additional information about Urban Television Network Corporation visit us on the Internet at http://www.uatvn.com.

Urban Television Network Corporation shares are traded on the over the counter bulletin board exchange under the symbol URBT.